Exhibit 99.1

Settlement Term Sheet(1)

Topic	Terms
Timeline and Transition

•                  GenOn and NRG to replace the Services Agreement with a new transition services agreement (the “Transition Services Agreement”) that would include the following terms:

•                  Shared Services: Scope of services to be the same as provided under the Services Agreement (at prepetition service levels in accordance with prudent industry practices) and to include reasonable assistance on the current asset sale processes, any financing process undertaken while in chapter 11, and reasonable administrative separation services.

•                  Fee:  $7 million per month, plus reimbursement of all of NRG’s actual third-party expenses (third-party expenses subject to GenOn’s written prior consent) incurred in connection with the provisions of services under the Transition Services Agreement.  GenOn will receive two free months of services after the Plan Effective Date; provided, that such two free months will not result in an extension of the Shared Services Term.

•                  Duration:  Through June 30, 2018, with one three-month extension at GenOn’s option to September 30, 2018 (the “Shared Services Term”), which extension must be exercised by GenOn in writing no later than May 1, 2018.

•                  Services Reduction:  GenOn may, upon no less than 60 days prior notice to NRG, reduce any services under the Transition Services Agreement, with a resulting price adjustment as determined by future agreement of the parties or pursuant to a schedule attached to the Transition Services Agreement (the “Schedule”), provided, however, that GenOn and NRG may consensually agree that such reduction in services shall not be effective until the date that is the first or last day of any calendar month following such notice.(2)  The Schedule shall include long-term target milestones for a reduction in services and resulting price adjustments.

•                  Early Transition Credit:  In the event that GenOn terminates the Shared Services Term and the scope of services under the Transition Services Agreement is reduced in full (other than with respect to continuing administrative separation services, as described below) prior to September 30, 2018, GenOn shall be entitled to earn from NRG a credit equal to the sum of $1 million per month for every month (including a pro-rated credit for any partial month) terminated prior to September 30, 2018.  Such early transition credit shall be applied against any of NRG’s allowed claims under the Plan on the Plan Effective Date.  This early transition

(1)                                 Terms used herein but not defined shall have the meanings ascribed in that certain restructuring support agreement dated June 12, 2017, as may be amended or supplemented in accordance therewith (the “Restructuring Support Agreement”).

(2)                                 Note to Draft:  The administrative convenience of services being reduced on either the first or last day of any calendar month shall not affect GenOn’s receipt of a pro-rated early transition fee.  Such fee shall start accruing on the day that is 60 days from when GenOn gives NRG notice.

credit shall not impact GenOn’s obligation to provide 60 days’ notice prior to a reduction in services.

•                  Assignability:  NRG and GenOn will attach a form of buyer transition services agreement (“Buyer TSA”) to the Transition Services Agreement.  GenOn will provide the Buyer TSA to potential third party asset purchasers, and NRG will have the right to consent to any changes to the terms and conditions of such Buyer TSA; provided, however, that services to be provided by NRG under the Buyer TSA that are not more burdensome than the scope (and related price) of any service then provided by NRG under the Transition Services Agreement will not be deemed to be a change to the terms and conditions of such Buyer TSA.

•                  Continuing Administrative Separation Services:  The Transition Services Agreement will also provide for continuing administrative separation services until March 31, 2019, for customary and limited transition support which shall include (1) transfer of any remaining core IT services, (2) access to all GenOn documents and records, including tax, environmental, regulatory and legal; (3) transfer of any permits and licenses that are not otherwise held directly by GenOn, and (4) cooperation and assistance with respect to GenOn litigation matters.  The pricing for these continuing administrative separation services shall be at actual cost (without any mark up or cost-plus) plus any expenses actually paid to third-party servicers (third-party expenses subject to GenOn’s prior written consent).

•                  Other Terms:  To be the Kirkland & Ellis draft Transition Services Agreement filed on October 30, 2017.  Schedule A and Schedule B to be mutually agreeable between NRG and GenOn.

•                  NRG and GenOn shall communicate to their respective executives and employees that NRG’s and GenOn’s intent is to successfully assist with GenOn’s separation and implement the Plan negotiated by the parties.  Such communication shall be drafted by NRG and GenOn.

•                  NRG shall provide, and GenOn shall reimburse under the Services Agreement, time-based bonuses for up to $3 million, in the aggregate, for NRG employees who are providing services to GenOn, payable through the end date of their employment; provided that (i) the individual employees selected for such bonuses and corresponding amounts shall be subject to GenOn’s consent, which consent shall not be unreasonably withheld, and (ii) the bonuses shall be identified as GenOn related bonuses and constructed in a manner that retains, motivates, and aligns employees with supporting GenOn’s sale, separation, and operational efforts.

Cooperation / Co-Developments	• The parties shall enter into a cooperation agreement (the “Cooperation Agreement”), as a plan supplement

Matters

document, which shall provide for the following:

•                  Canal 3:  Subject to the occurrence of the Plan Effective Date, GenOn will assume the Canal 3 Agreements(3) and in exchange NRG shall grant an option (the “Canal Option”) to GenOn, which Canal Option shall last through March 31, 2018 (the “Canal Option Period”), to acquire NRG’s interest in Canal 3 for the sum of (i) investment costs to date ($40 million), (ii) all future investments through the exercise date of the Canal Option (in the case of (i) and (ii), to be calculated consistent with the development schedule previously provided to GenOn and inclusive of the development fee as specified therein through the exercise date of the Canal Option), and (iii) a 12% return on investment; provided, that the basis upon which the 12% return on investment is calculated shall exclude all development fees.  During the Canal Option Period, NRG shall covenant that it will continue to invest in and develop the Canal 3 project using commercially reasonable and good faith efforts.  All budgets for future investments in Canal 3 shall be mutually agreeable between GenOn and NRG.

•                  Puente: NRG no longer requests approval of the Puente lease.

•                  Coolwater: On or before Dec. 31, 2017, GenOn will terminate the existing radial lines agreement (including, but not limited to, the $530,000 annual payment by GenOn to NRG with respect thereto) and grant NRG an easement to a 9-acre parcel of land, solely to the extent necessary to facilitate a generation tie in to the SCE transmission system by NRG’s adjacent development project.  Upon the termination of the radial lines agreement, NRG will bear any and all costs set forth in Section 9 of the radial lines agreement, including letter of credit posting, and any refund payable to the plant owner pursuant to Section 9 of the radial lines agreement shall be paid to NRG.

•                  Avon Lake:  Pipeline to be preserved for the benefit of Avon Lake and cost neutral to NRG.  NRG and GenOn shall use commercially reasonable efforts to transfer NRG’s rights and interests in the Avon Lake railcars to GenOn.(4)

•                  Seward/Deer Park: On or before Dec. 1, 2017, (i) GenOn to transfer GenOn employees relating to Seward and Deer Park to NRG and (ii) GenOn to assign the Deer Park O&M contract to NRG.

•                  1000 Main Lease:  Subject to the occurrence of the Plan Effective Date, GenOn will assume the 1000 Main Lease.  NRG will offset, dollar for dollar, all cash obligations paid by GenOn on account of the 1000 Main Lease against NRG’s receivables for Shared Services for the duration of the 1000 Main Lease; provided,

(3)                                 “Canal 3 Agreements” shall mean, collectively, the (i) Option and Lease Agreement dated as of 3/31/2016, (ii) Operation and Maintenance Agreement dated as of 12/16/2016, (iii) Shared Facilities Agreement dated as of 12/16/2016, [and (iv) that certain Solar Site Lease Agreement, dated as of May 4, 2016, between NRG Canal LLC and NRG Renew Canal I LLC, as amended, modified and supplemented from time to time].

(4)                                 Note to Draft: The sizing and economics of the railcars in this section remain subject to ongoing due diligence and negotiation.  NRG recognizes that GenOn anticipates an at-the-money transfer, appropriately sized for Avon Lake’s long-term needs.

however, that any income attributable to space subleased under the 1000 Main Lease will reduce such offset, to the benefit of NRG; provided further, that, in the event that GenOn suffers any actual damages associated with the 1000 Main Lease, NRG shall indemnify GenOn for any and all such damages.

•                  Disclaimer of Development Rights:  NRG to disclaim any and all development rights or interests at all other GenOn sites and provide a representation regarding the non-existence of any intercompany development-related agreements other than those specifically scheduled in the Cooperation Agreement (including the agreements described above).

OPEB and Pensions and other Benefits

•                  NRG shall retain any NRG Benefit Plans providing for post-employment or retiree health or welfare benefits (the “NRG OPEB Plans”) and continue to be liable under the existing NRG OPEB Plans for former Employees of GenOn and any of its direct or indirect subsidiaries (the “GenOn Group”) (and any dependents thereof), as of the Plan Effective Date in an amount up to an actuarial equivalent benefit amount of $25.0 million (the “Initial Value”).  As of the Plan Effective Date, the actuaries of all NRG OPEB Plans shall calculate the actuarial equivalent benefit amount calculated as of the Plan Effective Date (as determined their sole discretion on an APBO basis) (the “Final Value”).  GenOn shall credit NRG for the difference between the Final Value and the Initial Value.  To the extent permitted by law, NRG may in its sole discretion terminate the NRG OPEB Plans with respect to non-bargaining employees or retirees at any time.  As of the Plan Effective Date, the Reorganized GenOn Group will assume the Liability for all active GenOn Employees, including any active GenOn Employees, who have satisfied the applicable eligibility requirements of the NRG OPEB Plans, but have not yet started to receive their retiree health or welfare benefits under the applicable NRG OPEB Plans.  GenOn further agrees that following the date on which the Plan is confirmed and prior to the Plan Effective Date, the GenOn Group shall not offer any employees or former employees of the GenOn Group additional age and/or service credits and subsidies for purposes of eligibility under the NRG OPEB Plans without the written consent of NRG.  NRG further agrees that it will not terminate, amend, or alter benefits or subsidies for former employees whose benefits derive from a collective bargaining agreement.(5)

•                  All pension related matters to remain as settled under the Restructuring Support Agreement, including NRG indemnification of the Debtors through the Plan Effective Date.

•                  NRG shall pay all cash obligations due in 2018 on behalf of the GenOn Group; provided, that if GenOn has paid such amounts, NRG will reimburse GenOn for such payments on the Plan Effective Date.

•                  Other Terms:  To be the Kirkland & Ellis draft Employee Matters Agreement dated October 30, 2017.

(5)                                 Note to Draft: Capitalized terms in this bullet not otherwise defined herein or in the Restructuring Support Agreement shall have the meaning given in the Employee Matters Agreement.

Tax Matters

•                  NRG and GenOn to enter into the Tax Matters Agreement (“TMA”), which will set forth a proposed structure and intended tax treatment, as a plan supplement document, which shall be approved in the Confirmation Order and will be effective as of the Plan Effective Date.

•                  To the fullest extent permitted by applicable law, the TMA will provide for: (i) upon occurrence of the Plan Effective Date, NRG’s unqualified use of the Worthless Stock Deduction on account of NRG’s ownership of GenOn; and (ii), GenOn and its subsidiaries’ use of available losses and NOLs of the NRG consolidated return group in relation to sales occurring in connection with or prior to emergence (including, for the avoidance of doubt, any so-called “partial Bruno’s” transaction or other transaction treated a sale for tax purposes) by GenOn for asset sales completed on or before December 31, 2018; provided, that for the avoidance of doubt, any current-year losses or NOLs of GenOn and its subsidiaries may be utilized by GenOn in connection with asset sales regardless of when such sales occur to the extent provided for in the internal revenue code.

•                  State/local taxes resulting from or otherwise realized upon the sale of GenOn Group assets will be GenOn’s liability to the extent such liabilities are payable on a separate state or local tax return that does not include NRG or an affiliate of NRG other than a member of the GenOn Group.

•                  NRG and GenOn to discuss continued provision of certain tax compliance and accounting services solely to the extent necessary to complete applicable tax work for pre-closing and straddle tax periods and otherwise facilitate transition to GenOn/third-party provider.

Intercompany Balances

•                  Except with respect to claims relating to letters of credit, the revolving credit facility, and surety bonds—which claim treatment is already set forth in the Plan—NRG shall be entitled to an (i) Allowed General Unsecured Claim in the amount of $21,766,260.42 on account of prepetition amounts owed under the Services Agreement (which amount shall be set off against the Services Credit) and (ii) Allowed claim of up to $2.0 million on account of cash collateralized hedging obligations (which amount can be paid in the ordinary course pursuant to the relief obtained related to the Debtors’ first day motions).

•                  All other prepetition claims that NRG has asserted against the Debtors shall be disallowed.

•                  Upon the Plan Effective Date, NRG’s Proof of Claim (Claim #1198) shall be deemed withdrawn and expunged from the claims register.